Exhibit 99.3

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been prepared using the Company’s and the acquired businesses’ historical financial information and present (i) the pro forma effects that are (a) directly attributable to the acquired businesses, (b) factually supportable and (c) with respect to the statements of earnings, expected to have a continuing impact on the combined results, and (ii) the pro forma effects reflecting certain assumptions and adjustments described in the notes to the “Unaudited Pro Forma Condensed Combined Financial Information” included herein. The summary unaudited pro forma condensed combined financial statements give effect to the acquisition of the acquired businesses as if it had been completed as of February 28, 2018 for purposes of the unaudited pro forma combined balance sheet and as of March 1, 2017 for the purposes of the unaudited pro forma combined statements of earnings.

The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the Company’s condensed combined financial position or results of operations actually would have been had the acquisition of the acquired businesses been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information does not include (i) all reclassifications or adjustments to conform the acquired businesses’ financial statement presentation or accounting policies to those adopted by the Company, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain tax assets and liabilities or (iv) the impact of pending or future investments by the Company. The following unaudited pro forma condensed combined financial information should be read in conjunction with the sections “Unaudited Pro Forma Condensed Combined Financial Information” and “Financial Presentation—Basis of Presentation” herein.

(in thousands, except share data and ratios)	Pro Forma CMC February 28, 2018
Pro Forma Income Statement Data:
Net sales (1)	$5,586,113
Costs and expenses:
Cost of goods sold	5,047,560
Selling, general and administrative expenses	445,794
Loss on debt extinguishment	22,717
Impairment of assets	326,912
Interest expense	60,107

5,903,090
Loss from continuing operations before income taxes	(316,977)
Income tax benefit	(59,305)

Loss from continuing operations	$(257,672)

Pro Forma Balance Sheet Data (at the end of the period):
Cash and cash equivalents	$75,285
Working capital (2)	$1,253,750
Total assets	$3,526,783
Long-term debt	$1,282,014
Stockholders’ equity attributable to CMC	$1,444,912

(1)	Excludes divisions classified as discontinued operations.

(2)	Working capital consists of current assets less current liabilities.

Exit of International Marketing and Distribution Segment

In June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution segment. As an initial step in this plan, on August 31, 2017, we completed the sale of our raw materials trading business, or CMC Cometals, for $170.4 million, subject to customary post-closing adjustments. In addition, on March 2, 2018, we sold certain assets and liabilities of our Australian steel trading business for cash proceeds of $45.4 million, subject to customary post-closing adjustments. Finally, during our second quarter of fiscal 2018, we completed the substantial wind down of the remaining operations that were previously included in the International Marketing and Distribution segment. With June 2017 as a starting point, once completed, we expect the exit plan described herein will result in a liquidation of working capital in excess of $350.0 million. The results of these activities have been classified as discontinued operations in our consolidated statements of earnings for all periods presented in this offering memorandum.

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